Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports First Quarter 2009 Financial Results

SAN DIEGO, May 8, 2009 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology, and drug delivery markets, today reported financial results for the first quarter ended March 31, 2009.

“Halozyme has made significant product development progress in 2009, including the initiation of two Phase 1 clinical trials. One trial is for a Roche exclusive target, the second Roche target to enter the clinic, and the other Phase 1 is for our proprietary PEGPH20 enzyme in refractory cancer patients,” said Jonathan Lim, M.D., Halozyme’s President and CEO. “We anticipate advancing additional clinical studies during the course of 2009 and will present interim results from our Phase 2 Insulin-PH20 study in type 1 diabetic patients in early June.”

First Quarter 2009 and Recent Corporate Developments and Scientific Achievements

•	In January 2009, Roche dosed the first patient in a Phase 1 clinical trial of its second biologic with a subcutaneous formulation using Enhanze™ Technology directed to an exclusive Roche target. This is the second Roche biologic to begin a Phase 1 clinical trial as part of our product development alliance. Both studies are expected to conclude by mid-2009.

•	Three clinical trials are underway for our Insulin-PH20 program. Interim results from a Phase 2 clinical trial in type 1 diabetic patients will be presented at the American Diabetes Association meeting on June 6, 2009. The study tested four dosage regimens: Humulin® R (regular human insulin) with and without PH20 and Humalog® (insulin lispro) with and without PH20 and compares pharmacokinetics and glycemic control of a standardized liquid meal challenge. The study was designed to detect faster insulin absorption, faster and greater glucose lowering activity, greater peak insulin levels, and lower variability across subjects for the two combinations of insulin with PH20 compared to either of the two insulins administered alone. Additional studies to determine optimal insulin and PH20 enzyme dose and concentration and intra-subject variability are underway. Later this year we plan to begin a Phase 2, three times per day, multi-dose, crossover study that will allow patients to self administer Insulin-PH20 on an outpatient basis for six months.

•	A Phase 1 clinical trial of PEGPH20 administered intravenously as a single agent began in March 2009. This dose ranging clinical trial will assess the safety, tolerability and pharmacokinetics of a PEGylated formulation of our hyaluronidase enzyme in refractory solid tumor cancer patients.

•	Kurt Gustafson joined Halozyme as Vice President, Finance and will become Chief Financial Officer on May 15, 2009. David Ramsay, having served as Halozyme’s CFO for nearly six years, will transition to the new position of Vice President, Corporate Development. Mr. Gustafson joined Halozyme with 18 years of extensive financial and managerial experience at Amgen Inc., where he most recently held the title of Vice President, Manufacturing Finance. His recent responsibilities at Amgen included CFO Amgen Europe, VP Corporate Financial Planning and Treasurer.

First Quarter 2009 Financial Results

The net loss for the first quarter of 2009 was $14.7 million, or $0.18 per share, compared with a net loss for the first quarter of 2008 of $10.0 million, or $0.13 per share.

•	Revenue for the first quarter of 2009 was $2.8 million, compared to $1.8 million for the first quarter of 2008. Revenues under collaborative agreements for the first quarter of 2009 were $2.7 million, compared to $1.7 million for the first quarter of 2008. Revenues under collaborative agreements in the first quarter of 2009 primarily consisted of the amortization of license fees and milestone payments received from Baxter and Roche of $1.7 million and research and development reimbursements from Baxter and Roche of $1.0 million.

•	Research and development expenses for the first quarter of 2009 were $14.0 million, compared with $8.4 million for the first quarter of 2008, primarily due to an increase in outsourced research and development expense due to spending on the PEGPH20 and Insulin-PH20 programs, an increase in research and development headcount, and production costs associated with the manufacturing scale-up of the rHuPH20 and PEGPH20 enzymes.

•	Selling, general and administrative expenses for the first quarter of 2009 declined to $3.5 million, compared to $4.2 million for the first quarter of 2008, reflecting a decrease in legal expenses.

•	Cash and cash equivalents totaled $62.1 million as of March 31, 2009, compared with $63.7 million as of December 31, 2008 and $92.6 million as of March 31, 2008. During the first quarter of 2009 the company received cash payments of $7.0 million from Roche, $5.5 million from Baxter, and $2.2 million related to the exercise of warrants. Net cash burn for the first quarter of 2009 was $1.7 million.

Upcoming Corporate and Scientific Presentations

Halozyme representatives are scheduled to present at the following conferences:

— American Diabetes Association Scientific Sessions – June 6, 2009 in New Orleans, poster presentation of Insulin-PH20 Phase 2 clinical data in type 1 diabetics

— Jefferies and Company 3rd Annual Healthcare Conference to be held at the Mandarin Oriental in New York, June 17-18, 2009.

Conference Call

Halozyme management will host a conference call and webcast on May 8, 2009 to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 888-256-9044 for domestic callers or 706-643-5585 for international callers. The conference ID # is 97698199. A telephone replay will be available beginning approximately two hours after the call by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for 30 days.

About Halozyme Therapeutics, Inc.

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche to apply Enhanze Technology to Roche’s biological therapeutics for up to 13 targets and with Baxter BioScience to apply Enhanze Technology to Baxter’s biological therapeutic compound, GAMMAGARD LIQUID™. The product candidates in Halozyme’s research pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the company’s strategic position and commercial opportunities, (ii) clinical trial results and the conclusions drawn from such trials, and (iii) the expected timing for the initiation of future clinical trials) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Quarters Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
REVENUES:
Revenues under collaboration agreements	$2,694,164	$1,664,080
Product sales	78,207	141,438

Total revenues	2,772,371	1,805,518

OPERATING EXPENSES:
Cost of product sales	4,204	37,190
Research and development	14,040,087	8,444,191
Selling, general and administrative	3,486,822	4,157,603

Total operating expenses	17,531,113	12,638,984

OPERATING LOSS	(14,758,742)	(10,833,466)
Interest income	33,378	879,469

NET LOSS	$(14,725,364)	$(9,953,997)

Basic and diluted net loss per share	$(0.18)	$(0.13)

Shares used in computing basic and diluted net loss per share	82,429,868	78,300,319

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,065,063	$63,715,906
Accounts receivable	476,837	7,264,410
Inventory	566,762	441,323
Prepaid expenses and other assets	3,072,336	2,591,149

Total current assets	66,180,998	74,012,788
Property and equipment, net	2,745,803	2,549,925

Total Assets	$68,926,801	$76,562,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,303,100	$6,668,791
Accrued expenses	4,473,621	3,995,897
Deferred revenue	3,553,730	3,553,730

Total current liabilities	13,330,451	14,218,418
Deferred revenue, net of current portion	50,628,280	45,894,726
Deferred rent, net of current portion	1,043,984	1,069,573
Stockholders’ Equity:
Common stock	82,947	81,554
Additional paid-in capital	132,216,125	128,948,064
Accumulated deficit	(128,374,986)	(113,649,622)

Total stockholders’ equity	3,924,086	15,379,996

Total Liabilities and Stockholders’ Equity	$68,926,801	$76,562,713

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